Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CASTLE INC.

Crown Castle Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Corporation"),
DOES HEREBY CERTIFY:
FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article IX thereof and inserting the following:
"ARTICLE IX

Directors' and Officers' Liability

To the fullest extent permitted by the DGCL, as currently in effect or hereafter amended, a Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a Director or officer of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the DGCL shall be amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then a Director or officer of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended."

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Crown Castle Inc. has caused this certificate to be signed this 17th day of May, 2023.

CROWN CASTLE INC.
By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel